Exhibit 99.1

News Release

Mercury Computer Systems Reports Third Quarter Revenues

of $57.3 Million

GAAP Losses per Share of $0.25, Non-GAAP Losses per Share of $0.11

Company to Make Strategic Cost Reductions for FY08

CHELMSFORD, Mass. – April 26, 2007 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported results for its third quarter ended March 31, 2007. The Company also announced that it will make strategic cost reductions for fiscal 2008, and intends to announce details on these actions in early May.

Third quarter revenues were $57.3 million, an increase of 29% from the prior year’s third quarter and a sequential decrease of 1% from the second quarter of the current fiscal year.

Third quarter GAAP operating losses were $8.5 million. Third quarter GAAP net losses were $5.4 million. GAAP diluted losses per share were $0.25 for the third quarter. GAAP operating losses include $4.6 million in charges in the third quarter, consisting of $2.7 million in stock-based compensation costs and $1.9 million in amortization of acquired intangible assets. Excluding the impact of these charges, third quarter non-GAAP operating losses were $3.9 million. Third quarter non-GAAP net losses were $2.4 million. Non-GAAP diluted losses per share were $0.11 for the third quarter.

Cash flows from operating activities were a net outflow of $6.6 million in the third quarter. Cash, cash equivalents, and marketable securities as of March 31, 2007 were $128.0 million. On April 20, 2007, the Company completed the sale and leaseback of its property located in Chelmsford, MA. The Company received net cash proceeds of approximately $26.5 million from the sale of the property, which will be reflected in the fourth quarter results.

“Given the continuing business conditions, a major restructuring is being implemented to reduce and simplify the organization,” said Jay Bertelli, President and Chief Executive Officer of

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852    www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 2

Mercury Computer Systems, Inc. “We are taking an aggressive approach in our efforts to return the Company to a profitable position. We believe these efforts will yield a more operationally effective organization, provide an annual cost savings of approximately $15 million, and focus us on delivering innovative solutions that customers value in existing and new markets.”

Backlog

The Company’s total backlog at the end of the third quarter was $85.6 million, a $16.5 million decrease from the same quarter last year, and a $7.7 million sequential decrease from the second quarter of the current fiscal year. Of the current total backlog, $71.1 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 0.86 for the quarter. This book-to-bill reflects the de-booking of an order associated with a significant defense program. Excluding the effects of this cancellation, the book-to-bill would have been 0.96 for the quarter.

Revenues by Business Segment

•	Defense – Revenues for the quarter from Defense were $29.6 million, representing 52% of the Company’s total revenues.

•	Commercial Imaging and Visualization – Revenues for the quarter from Commercial Imaging and Visualization were $9.8 million, representing 17% of the Company’s total revenues.

•	Advanced Solutions – Revenues for the quarter from Advanced Solutions were $13.1 million, representing 23% of the Company’s total revenues.

•	Modular Products and Services – Revenues for the quarter from Modular Products and Services were $4.8 million, representing 8% of the Company’s total revenues.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 3

For the full year, the Company currently expects revenues to approximate $222 million. This represents a decline from the previously guided estimate of $230 million.

The Company currently expects fiscal year 2007 GAAP diluted losses per share to be approximately $1.04. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, restructuring and impairment costs, and in-process research and development charges, the Company currently expects fiscal year 2007 non-GAAP diluted losses per share to be approximately $0.31.

For the fourth quarter of fiscal year 2007, revenues are currently expected to approximate $58 million.

The Company currently expects fourth quarter fiscal 2007 GAAP diluted losses per share to be approximately $0.18. Excluding the impact of stock-based compensation costs and amortization of acquired intangible assets, fourth quarter fiscal year 2007 non-GAAP diluted losses per share are currently expected to be approximately $0.03.

This guidance does not reflect the restructuring costs or potential savings associated with the upcoming strategic cost reduction.

Recent Highlights

January – Mercury introduced the VistaNav™-SSR Unmanned Aircraft System (UAS), a complete UAV (unmanned aerial vehicle) solution for cost-effective remote sensing applications. The VistaNav-SSR (Smart Surveillance & Reconnaissance) comprises a ground station, integrated VistaNav synthetic vision system, a small unmanned aerial vehicle (UAV), and various electronic sensor systems. As the first Mercury end-to-end product offering to be pre-integrated with an airframe architecture, the VistaNav-SSR is designed to drastically improve operational mission capabilities for airborne intelligence applications such as oil and gas pipeline monitoring and forest fire detection, at an affordable cost.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 4

January – Mercury introduced the Echotek™ Series ECV4-2 family of mixed-signal PMC and XMC modules. Mercury’s Echotek Series products lead the mixed-signal industry in extracting clear signals from electronic clutter, forming a bridge between the realms of analog signals and digital processing for such applications as beamforming and direction-finding as required by radar, signals intelligence (SIGINT), electronic intelligence (ELINT); medical imaging; and communications. With input clock capability up to 1.5 GHz, the Echotek ECV4-2 is the highest performing digital receiver in an XMC form factor in the industry.

February – Mercury was selected for Advanced Imaging magazine’s 2007 Imaging Solutions of the Year in both the Medical and Commercial categories. Mercury was recognized for its joint work with the Institute of Medical Physics (IMP) of Erlangen, Germany for a solution capable of performing modern computed tomography (CT) reconstruction more than 100 times faster than conventional microprocessors. In the Commercial category, Mercury was selected for enabling safer general aviation with the VistaNav portable multi-function flight display system with 3D synthetic vision. VistaNav, which provides a realistic visual representation of the outside environment, restored private pilot Greg Grant’s ability to navigate his aircraft to a safe landing when his onboard navigation system failed while flying in instrument conditions.

February – Mercury announced it joined the board of directors of the Software Defined Radio Forum (SDRF). An international industry association, the SDRF membership spans commercial, defense and civil government organizations dedicated to supporting the development and deployment of software defined radio (SDR) systems that enable flexible and adaptable architectures in advanced wireless systems. Mercury has been involved with the SDRF since 2000, and in 2006 was selected by the Forum to develop a reference waveform designed to promote increased proficiency for designers and developers.

February – Mercury introduced the Momentum™ Series AXA-110 Advanced Mezzanine Card (AMC). As the first AMC to incorporate an Intel® Core™2 Duo processor L7400, the AXA-110 enables energy-efficient performance for small form factor embedded platforms. AMCs provide the modularity for demanding telecom and military communications, and the AXA-110 is ideally suited for the processing and communications heart of AdvancedTCA® or MicroTCA™ systems.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 5

February – Mercury provided P.A. Semi, Inc. with its industry-leading Scientific Algorithm Library (SAL), which has been verified to run without modification and without errors on the recently announced PWRficient™ PA6T-1682M processor. P.A. Semi is a fabless semiconductor company that develops world-class, power-efficient platform processors, including the PWRficient processor, for high-performance embedded computing markets. The PWRficient processor drives the Power Architecture ecosystem road map to dual, single and eventually quad-core device implementations.

March – Mercury announced that it was awarded a contract by BAE Systems Australia to provide a Synthetic Vision display, for the development of a rotorcraft brownout landing system. Mercury has developed a patent-pending Morphing Terrain Engine that incorporates terrain sensor measurements that are captured and updated in real time via a standard interface, and displayed with Synthetic Vision. This state-of-the-art product allows pilots to visualize complicated sensor outputs in an immediately intuitive format.

March – Mercury announced its cooperation agreement with the Department of Radiology—Campus Benjamin Franklin of the Charité to develop innovative 2D and 3D diagnostic imaging systems. The joint research focuses on improvement of 2D and 3D diagnostic imaging tools and the optimization of the radiological workflow, so that clinicians and radiologists can quickly access image data, as well as advanced 3D tools throughout the entire hospital.

March – Mercury announced its collaboration with IPV to bring the massive compute power of the Cell Broadband Engine™ (BE) processor to the professional video market. The collaboration will initially focus on the development of software tools, libraries, and applications to support implementation of predictive block-based video codecs such as MPEG4 (H.264). The companies are also exploring multiple product offerings based on Cell Technology, including system-level products and software libraries that accelerate application development with optimized performance of key kernel functions.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 6

April – Mercury was named winner of the “Best IBM Embedded Power Architecture™ Solution” award in the annual IBM PartnerWorld Beacon Awards competition. The competition recognizes IBM Business Partners for their ingenuity, innovation, customer satisfaction, and for outstanding achievements in providing on-demand business solutions. Mercury collaborated with Mentor Graphics to design and develop a fully integrated electronic design automation (EDA) platform based on the Cell BE processor. Mercury successfully migrated Mentor’s Calibre nmOPC EDA software product to its Cell BE processor-based high-performance compute cluster.

April – Mercury announced its collaboration with NTT-AT, a provider of technology solutions to enterprises around the world, to develop an image encoding engine based on the Cell BE processor. The engine is designed for AVC/H.264 (Advanced Video Coding), a codec standard suitable for archiving of high-definition (HD) images, with more than twice the compression capability of MPEG-2. Initial results show 10X acceleration in vector processing over currently available solutions.

April – Mercury introduced the Echotek RF 1800GT, its latest broadband microwave tuner that sets new benchmarks for low phase noise, fast switching speed, and high dynamic range. An ultra high-performance wideband microwave receiver, the Echotek 1800GT features a direct digital synthesizer, which uncouples tuning speed from phase noise, thereby creating the fastest and highest performance tuner on the market and an ideal fit for signals intelligence and electronic warfare systems.

Conference Call Information

Mercury will host a conference call on Thursday, April 26, 2007 at 5:00 p.m. ET to discuss the third quarter 2007 results and review the financial and business outlook for the remainder of the year.

To listen to the conference call, dial (800) 818-5264 in the USA and Canada, and for international, dial (913) 981-4910. The conference code number is 8936524. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 7

A replay of the call by telephone will be available from approximately 8:00 p.m. ET on Thursday, April 26 through midnight ET on Friday, May 4. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 8936524. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial measures discussed in this press release, and a detailed explanation of each of these non-GAAP adjustments, is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2007 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company's recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300  •  Fax 978-256-0852  •  www.mc.com

Mercury Computer Systems Reports Third Quarter Revenues of $57.3 Million	Page 8

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms; designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 24-year history in enabling customers to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

# # #

Contact:
Robert Hult, SVP, Chief Financial Officer
978-967-1990 / rhult@mc.com

Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. Echotek, Visage and VistaNav are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$27,752	$22,983
Marketable securities	63,275	113,057
Accounts receivable, net	43,827	34,518
Inventory	26,089	19,870
Deferred tax assets, net	6,496	6,495
Prepaid expenses and other current assets	9,575	4,226

Total current assets	177,014	201,149

Marketable securities	37,011	26,162
Property and equipment, net	30,226	32,091
Goodwill	94,287	91,850
Acquired intangible assets, net	18,167	22,876
Deferred tax assets, net	10,956	7,535
Other non-current assets	4,252	4,783

Total assets	$371,913	$386,446

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,936	$14,196
Accrued expenses	10,555	8,236
Accrued compensation	11,159	9,146
Notes payable and current capital lease obligation	149	10,067
Income taxes payable	342	3,247
Deferred revenues and customer advances	14,002	12,844

Total current liabilities	51,143	57,736

Notes payable and non-current capital lease obligation	125,112	125,627
Accrued compensation	1,767	1,564
Deferred tax liabilities, net	7,414	8,732
Other long-term liabilities	919	798

Total liabilities	186,355	194,457

Shareholders’ equity:
Common stock	213	210
Additional paid-in capital	86,822	77,999
Retained earnings	95,706	113,808
Accumulated other comprehensive income (loss)	2,817	(28)

Total shareholders’ equity	185,558	191,989

Total liabilities and shareholders’ equity	$371,913	$386,446

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net revenues	$57,347	$44,478	$164,214	$173,879
Cost of revenues (1)	25,794	26,607	72,990	74,825

Gross profit	31,553	17,871	91,224	99,054

Operating expenses:
Selling, general and administrative (1)	22,192	22,286	65,815	63,660
Research and development (1)	15,973	15,614	45,557	46,322
Amortization of acquired intangible assets	1,876	2,179	5,425	6,220
In-process research and development	—	—	3,060	548
Restructuring and impairment of long-lived assets	43	1,873	1,099	1,873

Total operating expenses	40,084	41,952	120,956	118,623

Loss from operations	(8,531)	(24,081)	(29,732)	(19,569)
Interest income	1,542	1,656	4,941	4,708
Interest expense	(846)	(1,010)	(3,394)	(3,096)
Other (expense) income, net	(228)	56	2,395	27

Loss before income taxes	(8,063)	(23,379)	(25,790)	(17,930)

Income tax benefit	(2,649)	(9,247)	(7,688)	(8,103)

Net loss	$(5,414)	$(14,132)	$(18,102)	$(9,827)

Net loss per share:
Basic	$(0.25)	$(0.67)	$(0.85)	$(0.47)

Diluted	$(0.25)	$(0.67)	$(0.85)	$(0.47)

Weighted average shares outstanding:
Basic	21,255	20,961	21,185	20,974

Diluted	21,255	20,961	21,185	20,974

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$164	$364	$215	$532
Selling, general and administrative	$1,992	$2,273	$6,127	$5,249
Research and development	$550	$573	$1,678	$1,508

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net loss	$(5,414)	$(14,132)	$(18,102)	$(9,827)
Depreciation and amortization	4,728	4,725	13,667	13,403
In-process research and development	—	—	3,060	550
Other and non-cash items, net	953	829	3,867	3,156
Changes in operating assets and liabilities	(6,879)	13,948	(19,850)	18,431

Net cash (used in) provided by operating activities	(6,612)	5,370	(17,358)	25,713

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	19,667	(1,676)	39,570	47,105
Purchases of property and equipment	(2,221)	(2,970)	(6,297)	(8,369)
Acquisitions, net of cash acquired, and acquired intangible assets	—	29	(1,612)	(69,506)

Net cash provided by (used in) investing activities	17,446	(4,617)	31,661	(30,770)

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	25	322	1,083	5,111
Repurchases of common stock	(271)	—	(340)	(12,284)
Payments of principal under notes payable and capital leases, net	226	(191)	(10,478)	(653)
Gross tax windfall from stock-based compensation	17	123	63	303

Net cash (used in) provided by financing activities	(3)	254	(9,672)	(7,523)

Effect of exchange rate changes on cash and cash equivalents	185	(50)	138	(66)

Net increase (decrease) in cash and cash equivalents	11,016	957	4,769	(12,646)

Cash and cash equivalents at beginning of period	16,736	29,540	22,983	43,143

Cash and cash equivalents at end of period	$27,752	$30,497	$27,752	$30,497

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP operating (losses) income, non-GAAP net (losses) income, and non-GAAP basic and diluted (losses) earnings per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

In-process research and development. The Company incurs in-process research and development expenses when technological feasibility for acquired technology has not been established at the acquisition date and no future alternative use for such technology exists. These costs do not relate to the Company’s ongoing operations and generally cannot be changed or influenced by management at the time of or after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Restructuring and impairment of long-lived assets. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities. The Company incurs impairment charges of intangible assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results, and that exclusion of these expenses allows comparisons of operating results that are consistent across past, present and future periods.

Inventory writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2006, resulting from several factors including a decline in revenue of the Defense business and shifts in technology that resulted in inventory becoming obsolete. Management believes this item was outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net (losses) income and non-GAAP basic and diluted (losses) earnings per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described expenses and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP financial adjustments described above, and investors should not infer from the Company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

	Three months ended March 31,		Nine months ended March 31,
(in thousands, except per share data)	2007	2006	2007	2006
Loss from operations	$(8,531)	$(24,081)	$(29,732)	$(19,569)

Stock-based compensation	2,706	3,210	8,020	7,289

Amortization of acquired intangible assets	1,876	2,179	5,425	6,220

In-process research and development	—	—	3,060	548

Restructuring and impairment of long-lived assets	43	1,873	1,099	1,873

Inventory writedown	—	5,356	—	5,356

Non-GAAP (loss) income from operations	$(3,906)	$(11,463)	$(12,128)	$1,717

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net loss	$(5,414)	$(14,132)	$(18,102)	$(9,827)

Stock-based compensation	2,706	3,210	8,020	7,289

Amortization of acquired intangible assets	1,876	2,179	5,425	6,220

In-process research and development	—	—	3,060	548

Restructuring and impairment of long-lived assets	43	1,873	1,099	1,873

Inventory writedown	—	5,356	—	5,356
Tax impact of excluding the above items	(1,617)	(6,018)	(5,232)	(9,109)

Non-GAAP net (loss) income	$(2,406)	$(7,532)	$(5,730)	$2,350

Non-GAAP net (loss) income per share:

Basic	$(0.11)	$(0.36)	$(0.27)	$0.11

Diluted	$(0.11)	$(0.36)	$(0.27)	$0.11

Non-GAAP weighted average shares outstanding:

Basic	21,255	20,961	21,185	20,974

Diluted	21,255	20,961	21,185	21,260

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE

Year ending June 30, 2007

Loss Per Share - Diluted
GAAP expectation	(1.04)
Adjustment to exclude stock-based compensation	0.51
Adjustment to exclude amortization of acquired intangible assets	0.35
Adjustment to exclude in-process research and development	0.14
Adjustment to exclude restructuring and impairment of long-lived assets	0.06
Adjustment for tax impact	(0.33)

Non-GAAP expectation	(0.31)

RECONCILIATION OF FORWARD-LOOKING GUIDANCE

Quarter ending June 30, 2007

Loss Per Share - Diluted
GAAP expectation	(0.18)
Adjustment to exclude stock-based compensation	0.13
Adjustment to exclude amortization of acquired intangible assets	0.09
Adjustment to exclude restructuring and impairment of long-lived assets	0.01
Adjustment for tax impact	(0.08)

Non-GAAP expectation	(0.03)